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                                                                    Exhibit 10.1
                     [LETTERHEAD OF CENTOCOR APPEARS HERE]

July 21, 1997

                             [Offer of Employment]

R. James Danehy
922 Sandstone Drive
Libertyville, IL  60048

Dear Jim:

Centocor, Inc., ("Centocor", "The Company") is pleased to offer you employment on the following terms and conditions:

     1) The title of your position will be President and CEO, Centocor Diagnostics, Inc. ("Diagnostics"). You will initially report directly to David P. Holveck, President and CEO of Centocor, Inc., and subsequent to the planned initial public offering of Centocor Diagnostics, Inc. you will report to the Board of Directors of Centocor Diagnostics, Inc.

     2)   Salary:  You will be paid a salary at an annual rate of $275,000.00
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          payable biweekly.  Your performance and salary will be reviewed annually.

     3)   Bonus:  You will be eligible to participate in Centocor's Diagnostic,
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          Inc. Bonus program. The amount of your bonus, if any, may vary from year to year based upon the overall performance of Diagnostics and individual objectives mutually agreed upon by yourself and the Board of Directors of Diagnostics. The incentive plan targets at your level will be based upon the following:

               1st year (1998) - 0 to 20% (Bonus payable in first quarter 1999) 2nd year (1999) - 0 to 30% (Bonus payable in first quarter 2000) 3rd year (2000) - 0 to 40% (Bonus payable in first quarter 2001) 4th year (2001) - 0 to 50% (Bonus payable in first quarter 2002)

          These bonus payouts would be payable in cash as a percentage of base salary provided you are a Diagnostics employee at the time of distribution.

     4)   Stock Options:  Subject to approval by the Centocor's Diagnostics,
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          Inc. Board of Directors you will be granted options to purchase 5% of
          Diagnostics common stock outstanding after the IPO, at the IPO price. Your right to exercise these options will vest according to the following schedule, provided you continue as a Diagnostics employee until the indicated time after the Award date: 25% after 1 year, 50% after 2 years, 75% after 3 years and 100% after 4 years.
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                     [LETTERHEAD OF CENTOCOR APPEARS HERE]
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R. James Danehy
Offer of Employment
Page Two

          a) In the event that the planned initial public offering of Centocor Diagnostics, Inc. is delayed by 12 months from your start date, you will be eligible with Board approval to participate in Centocor's Stock Options Program. The basis and amount of the equity participation will be comparable to other senior Centocor executives at your level for such period. You will continue to be eligible with Board approval to participate in Centocor's Stock Options Program until completion of the IPO.

     5)   Benefits:  You will be eligible to participate in Centocor's
          --------
          comprehensive benefits package. These benefits, described in the enclosed employee benefits summary, include:

               -    Executive Benefits (See Attached Summary)
               -    Medical
               -    Dental
               -    Life Insurance
               -    Disability
               -    401(k) Savings Plan
               -    Dependant Care Reimbursement Account
               -    Vacation
               -    Holiday
               -    Tuition Reimbursement

          You should be aware that the Company's PPO medical plan provider has a coverage exclusion for medical conditions existing at the time of your hire.

          These benefits are subject to change from time to time at the Company's discretion. You may direct any questions regarding these benefit programs to the Employee Benefits Department.

     6)   Termination Provisions:  If the Company or Diagnostics terminates your
          ----------------------
          employment because of willful failure to perform, or dishonest conduct, the Company or Diagnostics shall have no further obligation. If the Company or Diagnostics terminates your employment for any reason other than those specified above (i.e., not for cause), the Company or Diagnostics shall be obligated to pay you (at the same level as your total compensation was during the previous twelve months) on a bi-weekly basis for up to 12 months, or until such time that you have comparable employment, whichever time period is shorter.

     7)   Car Allowance:  You will receive a standard monthly car allowance of
          -------------
          $750 plus $142 per month maintenance costs. If you choose to lease a car through
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                     [LETTERHEAD OF CENTOCOR APPEARS HERE]
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R. James Danehy
Offer of Employment
Page Three

          the Company, the actual Company paid lease cost, if any, and $200 per month toward the Company's auto insurance policy, if you choose to be insured under this policy, will be deducted from the allowance. You will be taxed on the full value of this benefit. You may however, file an IRS form 2106 to deduct the business use of the car.

     8)   Vacation:  During any calendar year of your employment you will be
          --------
          entitled to three (3) weeks of paid vacation during that year. Vacation shall be prorated for any calendar year in which you were an employee for less than the full year.

     9)   Temporary Living and Commuting Expenses:  You will be provided with
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          temporary living and commuting expenses up to a maximum of
          $3,500/month up to a maximum of 30 months from your initial date of employment. We shall rent or purchase furniture with regard to your housing needs.

     10)  Relocation:  Centocor relocation policy will be made available to you
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          subsequent to the expiration of the Temporary Living and Commuting
          Expenses agreement.

     11)  Acceptance of Employment:  In order to accept this offer of employment
          ------------------------
          with Centocor and to accept the conditions of the offer as described in this letter, you must complete and sign a copy of this letter and deliver it to Human Resources in advance of your start date. If you accept this offer of employment, we would like your effective date of employment with Centocor to be on or before July 28, 1997.

     12)  Nature of Employment:  Your employment with Centocor or Diagnostics is
          --------------------
          on an at-will basis which means that either you or Centocor (or Diagnostics) may terminate the employment relationship at any time with or without cause.

     13)  Orientation:  New employee orientation is held every Monday.  The
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          orientation consists of four parts: Welcome to Centocor, a benefits overview, a safety seminar and an automated systems overview. Materials essential to your employment at Centocor are provided during this meeting. It is imperative that all new employees attend the orientation on the first Monday after beginning employment.
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                     [LETTERHEAD OF CENTOCOR APPEARS HERE]
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R. James Danehy
Offer of Employment
Page Four

          Also, as a condition of your employment, you must agree to and sign the following documents:

          a. The Centocor Agreement with Respect to Inventions and Confidential Information
          b.   The Employment Eligibility Verification Form I-9.
          c.   The Code of Legal and Ethical Conduct.
          d.   Agreement to Reimburse Relocation Expenses (attachment J).

     Please bring these forms with you to the Human Resources Department (Building #3-200 Great Valley Parkway) at 8:30 a.m. on the first Monday after beginning employment. You will be required to present appropriate documentation to verify your identity and employment eligibility as indicated on "The Employment Eligibility Verification Form I-9" enclosed with this letter. The orientation session will take approximately 3 hours.

This offer of employment will remain in effect until July 25, 1997 and is contingent upon the satisfactory completion of a pre-employment reference check(s). Upon acceptance, please sign and return a copy of this letter to me.

We are all very excited about the possibility of your joining Centocor and Centocor Diagnostics Inc.

Sincerely yours,

/s/ Dominic J. Caruso

Dominic J. Caruso
VP, Finance and Chief Financial Officer

Enclosures

AGREED TO AND ACCEPTED THIS 22ND DAY OF JULY, 1997.

  /s/ R. James Danehy
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